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                                                                    EXHIBIT 12.1
                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                  (in millions)

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                                                  First Half                         For the Years Ended December 31,
                                                     2005          2004        2003         2002         2001         2000
                                                    -------      -------      -------      -------      -------      -------
Earnings
Income/(loss) before income taxes,
  minority interest and change in accounting        $(1,363)     $  (539)     $(1,194)     $  (160)     $  (164)     $   405


Earnings of non-consolidated affiliates                 (14)         (45)         (55)         (44)         (24)         (56)

Cash dividends received from non-consolidated
  affiliates                                             30           42           35           16           12           17

Fixed charges                                            86          140          126          139          174          215

Capitalized interest, net of amortization                 1            1            3            1           (2)          (3)
                                                    -------      -------      -------      -------      -------      -------
     Earnings                                       $(1,260)     $  (401)     $(1,085)     $   (48)     $    (4)     $   578
                                                    =======      =======      =======      =======      =======      =======

Fixed Charges
Interest and related charges on debt                $    72      $   109      $    97      $   109      $   139      $   176

Portion of rental expense representative of the
  interest factor                                        14           31           29           30           35           39
                                                    -------      -------      -------      -------      -------      -------
     Fixed charges                                  $    86      $   140      $   126      $   139      $   174      $   215
                                                    =======      =======      =======      =======      =======      =======

Ratios

Ratio of earnings to fixed charges*                     N/A          N/A          N/A          N/A          N/A          2.7
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* For the first half ended June 30, 2005 and for the years ended December 31,
  2004, 2003, 2002 and 2001, fixed charges exceed earnings by $1,346 million,
  $541 million, $1,211 million,
  $187 million and $178 million, respectively, resulting in a ratio of less than one.